UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934





     Date of report (Date of earliest event reported): May 14, 1999


                              LEGATO SYSTEMS, INC.
               (Exact Name of Registrant as Specified in Charter)


            Delaware                   0-26130                      94-3077394
(State or Other Jurisdiction       (Commission                  (IRS Employer
      of Incorporation)            File Number)              Identification No.)



                 3210 Porter Drive, Palo Alto, California 94304
              (Address of Principal Executive Offices) (Zip Code)


        Company's telephone number, including area code: (415) 812-6000




         (Former Name or Former Address, if Changed Since Last Report.)

Item 5.  Other Events

     This Form 8-K/A amends the Current Report on Form 8-K filed on April 1, 1999 to incorporate Item 7, the Financial Statements of Businesses Acquired, Pro Forma Financial Information and Exhibits.



Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial  Statements  of Businesses  Acquired.

     (1) The unaudited condensed consolidated financial statements of Intelliguard Software, Inc. and Affiliates as of March 31, 1999 and for the three-months ended March 31, 1999 and 1998 are filed as an amendment to the initial report filed April 1, 1999.

     (2) The consolidated balance sheets and the related consolidated statements of operation, stockholders' equity and cash flows of Intelliguard Software, Inc., as of December 31, 1998 are filed as an amendment to the initial report filed April 1, 1999.

(b)  Pro  Forma  Financial   Information.

     The unaudited combined condensed consolidated financial statements as of December 31, 1998 are filed as an amendment to the initial report filed April 1, 1999.

(c) Exhibits. The following documents are filed as exhibits to this initial report:

                  Exhibit
                  Number       Description

                  23.1              Consent of PricewaterhouseCoopers LLP.
                  99.1^             Press release, dated January 28, 1999.
                  99.2^             Press release, dated April 1, 1999.

                  ^Previously filed.

     (a)(1) Financial Statements Business Acquired. The unaudited condensed consolidated financial statements of Intelliguard Software, Inc. and Affiliates as of March 31, 1999 are filed as an amendment to the initial report filed April 1, 1999.




                   INTELLIGUARD SOFTWARE, INC. AND AFFILIATES
                             COMBINED BALANCE SHEETS


                                                           March 31,       December 31,
                                                             1999              1998
                                                          (unaudited)
ASSETS

Cash and cash equivalents                              $        1,000     $    393,496
Accounts receivable, net                                      593,373          907,318
Accounts receivable related party                           8,948,837        7,130,787
Prepaid and other current assets                              171,493          298,800
                                                       --------------     ------------

     Total current assets                                   9,714,703        8,730,401

Property and equipment, net                                 1,153,173        1,413,776
                                                       --------------     ------------

       Total assets                                    $   10,867,876     $ 10,144,177
                                                       ==============     ============

Liabilities and Shareholders' equity

Due to related party                                   $   14,715,089     $ 12,059,754
Accounts payable                                               92,539          383,726
Accrued liabilities                                           745,858          725,983
Incentive unit plan                                         4,754,871               --
Deferred revenue                                            1,722,779        1,743,639
                                                       --------------     ------------

     Total current liabilities                             22,031,136       14,913,102

Commitments and contingencies

Shareholders' equity:
   Equity                                                     103,856          103,856
   Deficit                                                (11,267,116)      (4,872,781)
                                                       --------------     ------------

     Total shareholders' equity                           (11,163,260)      (4,768,925)
                                                       --------------     ------------

       Total liabilities and shareholders' equity      $   10,867,876     $ 10,144,177
                                                       ==============     ============



     The accompanying notes are an integral part of the Condensed Consolidated Financial Statements.

                   INTELLIGUARD SOFTWARE, INC. AND AFFILIATES
                        COMBINED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                                Three Months Ended
                                                                      March 31,
                                                             1999                1998

Sales - related party                                     $   768,199        $ 1,628,897
Sales                                                       1,426,469          1,216,541
                                                          -----------        -----------
       Total sales                                          2,194,668          2,845,438

Cost of goods sold                                            223,954            223,068
                                                          -----------        -----------
       Gross profit                                         1,970,714          2,622,237

Selling, general and administrative expenses                8,336,015          3,138,809
                                                          -----------        -----------
Operating loss                                             (6,365,301)          (516,439)
                                                          -----------        -----------
Other expense (income):
   Interest expense                                            60,705             25,824
   Other                                                      (31,669)                --
                                                          -----------        -----------
       Total other expense                                     29,036             25,824
                                                          -----------        -----------

       Net loss                                           $(6,394,337)       $  (542,263)
                                                          ===========        ===========


     The accompanying notes are an integral part of the Condensed Consolidated Financial Statements.


                   INTELLIGUARD SOFTWARE, INC. AND AFFILIATES
                        COMBINED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                               Three Months Ended
                                                                                    March 31,
                                                                               1999           1998
Cash flows from operating activities:
     Net loss                                                              $(6,394,337)   $  (542,263)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
         Depreciation                                                           96,051         96,549
         Changes in operating assets and liabilities:
              Accounts receivable                                              313,947       (308,217)
              Prepaid and other current assets                                 127,307         88,220
              Accounts payable                                                (291,187)       189,247
              Accrued liabilities                                            4,774,746         (5,905)
              Deferred revenue                                                 (20,860)            --
                                                                           -----------    -----------
              Net cash used in operating activities                         (1,394,333)      (482,369)
                                                                           -----------    -----------
Cash flows from investing activities:
     Capital disposals (expenditures)                                          164,552        (16,411)
                                                                           -----------    -----------
              Net cash provided by (used in) investing activities              164,552        (16,411)
                                                                           -----------    -----------
Cash flows from financing activities:
     Due to related parties                                                    837,285        401,008
                                                                           -----------    -----------
              Net cash provided by financing activities                        837,285        401,008
                                                                           -----------    -----------
Net decrease in cash and cash equivalents                                     (392,496)       (97,772)

Cash and cash equivalents at beginning of period                               393,496         98,772
                                                                           -----------    -----------
Cash and cash equivalents at end of period                                 $     1,000     $    1,000
                                                                           ===========    ===========


     The accompanying notes are an integral part of the Condensed Consolidated Financial Statements.

                   INTELLIGUARD SOFTWARE, INC. AND AFFILIATES
            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)


1.       Description of Companies:

     Intelliguard Software, Inc. ("Intelliguard") is a wholly-owned subsidiary of DRG Holdings, Inc. ("DRG"). On January 1, 1998, DRG changed its name from Peripheral Devices Corp., II ("PDC"). The assets of PDC were transferred to two newly created subsidiaries, Intelliguard and PDC Solutions, Inc. in exchange for 100% of their respective shares. The assets were transferred at PDC's historical basis. Intelliguard and Intelliguard International are engaged in the development, production and marketing of proprietary software and sales of enhanced high capacity peripheral storage devices. The proprietary software provides automatic backup and retrieval of data.

     O.R.P., Inc. ("ORP") develops and refines software for Intelliguard through its wholly-owned subsidiary in India.


 2.      Summary of Significant Accounting Policies:

     Basis of Presentation:

     The unaudited combined financial statements of Intelliguard Software, Inc. and Affiliates (the "Companies") include the accounts of Intelliguard, Intelliguard International and ORP, entities under common control. All significant intercompany accounts and transactions have been eliminated in combination. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (all of which are normal and recurring in nature) necessary to present fairly the financial position, results of operations and cash flows of the Companies. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for any future interim periods or for the full fiscal year. The Notes to the Combined Financial Statements contained in the 1998 combined financial statements should be read in conjunction with these Condensed Consolidated Financial Statements. The balance sheet at December 31, 1998 was derived from audited financial statements; however, it does not include all disclosures required by generally accepted accounting principles.


     Inventory:

     Inventories consist of finished goods and packaging supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     Revenues:

     The Companies recognize revenue from product sales at the time of shipment. The majority of Intelliguard's revenue is to a wholly-owned subsidiary of DRG, PDC Solutions, Inc. ("PDC"), a reseller. Customer support service revenue is recognized ratably over the terms of the related customer support agreements. Deferred revenue arises primarily from customer support service revenue billed at customers' request and collected in advance of the performance of the related services.

     Income Taxes:

     The Companies' shareholders elected for Intelliguard, Inc. and Affiliates to be treated as S Corporations in accordance with Subchapter S of the Internal Revenue Code, for federal income tax purposes, whereby profits and losses are passed directly to the shareholders for inclusion in their personal tax returns. Accordingly, no liability for federal income taxes is included in the accompanying combined financial statements. They have also elected Subchapter S status for state income tax purposes.

3.       Concentration of Credit Risk:

     The Company derives a majority of its sales from PDC Solutions, Inc., a wholly-owned subsidiary of Intelliguard's parent, DRG.

4.       Incentive Unit Plan

     The Companies have an Incentive Unit Plan ("Plan") for certain key employees. The Plan provides for the award of incentive units based on management's discretion. The units are not exercisable until a liquidity event occurs. Upon such liquidity event, the incentive units will be assigned a value based on the total shares of both the incentive units and the common shares outstanding. Accordingly, as the sale of the Companies was considered probable as of March 31, 1999, the Companies accrued $4,754,871. Units related to this plan vested on April 1, 1999 in connection with the sale of Intelliguard (see
Note 5).


5.       Subsequent Events:

     On April 1, 1999, Intelliguard was sold to Legato Systems Inc. for stock and cash. In addition, a subsequent separate cash payment was made by Legato to settle all intercompany activity on Intelliguard's balance sheet; as such, the $7,130,787 account receivable due from PDC Solutions and the $11,366,815 due to DRG and the $692,939 due to PDC Solutions were settled in full. In addition, the $4,754,871 was paid in connection with the Incentive Unit Plan.

     In connection with the sale of Intelliguard, a non related entity has notified Intelliguard that it is due $1,000,000 for services rendered. No agreement exists between Intelliguard and the entity and no formal action has been filed. While Intelliguard believes it has good and meritorious defenses, it has accrued an estimated amount for this matter.

     (a)(2) Financial Statements Business Acquired. The consolidated balance sheets and the related consolidated statements of operation, stockholders' equity and cash flows of Intelliguard Software, Inc., as of December 31, 1998 are filed as an amendment to the initial report filed April 1, 1999.



                                                        Combined Balance Sheet
                                                           December 31, 1998

                                             ASSETS
Cash and cash equivalents                                                                             $       393,496
Accounts receivable, less allowance for uncollectible accounts
        of  $120,000                                                                                          907,318
Accounts receivable related party                                                                           7,130,787
Prepaid and other current assets                                                                              298,800
                                                                                                      ----------------

               Total current assets                                                                         8,730,401

Property and equipment, net of accumulated depreciation of $1,674,411                                       1,413,776
                                                                                                      ----------------

               Total assets                                                                           $    10,144,177
                                                                                                      ================

                                     LIABILITIES AND EQUITY

Due to related party                                                                                       12,059,754
Accounts payable                                                                                              383,726
Accrued liabilities                                                                                           725,983
Deferred revenue                                                                                            1,743,639
                                                                                                      ----------------

               Total current liabilities                                                                   14,913,102
                                                                                                      ----------------

Commitments and contingencies

Shareholders' equity:
     Equity                                                                                                   103,856
     Deficit                                                                                               (4,872,781)
                                                                                                      ----------------

               Total shareholders' deficit                                                                 (4,768,925)
                                                                                                      ----------------

               Total liabilities and shareholders' deficit                                            $    10,144,177
                                                                                                      ================

     The accompanying notes are an integral part of the combined financial statements.

                                              INTELLIGUARD SOFTWARE, INC. AND AFFILIATES

                                                   Combined Statement of Operations
                                                 for the year ended December 31, 1998


Sales - related party                                                                              $      7,130,787
Sales                                                                                                     3,121,945
                                                                                                   -----------------

                  Total sales                                                                            10,252,732

Cost of goods sold                                                                                        1,206,481
                                                                                                   -----------------

                  Gross profit                                                                            9,046,251

Selling, general and administrative expenses                                                             13,849,042
                                                                                                   -----------------

Operating loss                                                                                           (4,802,791)
                                                                                                   -----------------

Other expense:
     Interest expense                                                                                       134,460
     Other                                                                                                   28,320
                                                                                                   -----------------

                  Total other expense                                                                       162,780
                                                                                                   -----------------

                  Net loss                                                                         $     (4,965,571)
                                                                                                   =================


     The accompanying notes are an integral part of the combined financial statements.


                                              INTELLIGUARD SOFTWARE, INC. AND AFFILIATES

                                        Combined Statement of Changes in Shareholders' Deficit
                                                 for the year ended December 31, 1998


                                                         Equity             Deficit              Total
                                                    -----------------   -----------------   ----------------


Balance, January 1, 1998                            $       103,856     $        92,790     $       196,646

Net loss                                                    -                (4,965,571)         (4,965,571)
                                                    -----------------   -----------------   ----------------

Balance, December 31, 1998                          $       103,856     $    (4,872,781)    $    (4,768,925)
                                                    =================   =================   ================


     The accompanying notes are an integral part of the combined financial statements.


                                             INTELLIGUARD SOFTWARE, INC. AND AFFILIATES

                                                   Combined Statement of Cash Flows
                                                 for the year ended December 31, 1998


Cash flows from operating activities:
     Net  loss                                                                                     $     (4,965,571)
     Adjustments to reconcile net loss to net cash
           used in operating activities:
        Depreciation                                                                                        460,286
        Provision for doubtful accounts                                                                     120,000
        Changes in operating assets and liabilities:
           Increase in accounts receivable                                                                 (379,981)
           Decrease in prepaid expenses and other current assets                                            (18,555)
           Increase in accounts payable                                                                     130,089
           Increase in accrued liabilities                                                                  409,055
           Increase in deferred revenue                                                                      97,356
                                                                                                   -----------------

                  Net cash used in operating activities                                                  (4,147,321)
                                                                                                   -----------------

Cash flows from investing activities:
     Capital expenditures                                                                                  (486,922)
                                                                                                   -----------------

                  Net cash used in investing activities                                                    (486,922)
                                                                                                   -----------------

Cash flows from financing activities:
     Due to related parties, net                                                                          4,928,967
                                                                                                   -----------------

                  Net cash provided by financing activities                                               4,928,967
                                                                                                   -----------------

Net increase in cash and cash equivalents                                                                   294,724

Cash and cash equivalents, beginning of year                                                                 98,772
                                                                                                   -----------------

Cash and cash equivalents, end of year                                                             $        393,496
                                                                                                   =================

     The accompanying notes are an integral part of the combined financial statements.

INTELLIGUARD SOFTWARE, INC. AND AFFILIATES

                     Notes to Combined Financial Statements

 1.      Description of Companies:

     Intelliguard Software, Inc. ("Intelliguard") is a wholly-owned subsidiary of DRG Holdings, Inc. ("DRG"). On January 1, 1998, DRG changed its name from Peripheral Devices Corp., II ("PDC"). The assets of PDC were transferred to two newly created subsidiaries, Intelliguard and PDC Solutions, Inc. in exchange for 100% of their respective shares. The assets were transferred at PDC's historical basis. Intelliguard and Intelliguard International are engaged in the development, production and marketing of proprietary software and sales of enhanced high capacity peripheral storage devices. The proprietary software provides automatic backup and retrieval of data.

     O.R.P., Inc. ("ORP") develops and refines software for Intelliguard through its wholly-owned subsidiary in India.


 2.      Summary of Significant Accounting Policies:

     Basis of Presentation:

     The combined financial statements of Intelliguard Software, Inc. and Affiliates (the "Companies") include the accounts of Intelliguard, Intelliguard International and ORP, entities under common control. All significant intercompany accounts and transactions have been eliminated in combination.

     Use of Estimates in the Preparation of Financial Statements:

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents:

     The Companies consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     The Companies maintain cash in bank deposit accounts which, at times, may exceed federally insured limits. The Companies have not experienced any losses in such accounts.

     Inventory:

     Inventories consist of finished goods and packaging supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     Property and Equipment:

     Property and equipment are recorded at cost. Costs of major additions, replacements and betterments are capitalized and maintenance and repairs which do not extend the life of the respective assets are expensed as incurred. When property is retired or otherwise disposed of, the cost of the property and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in current operations. Depreciation is computed using straight - line methods. Useful lives are generally five to seven years for furniture, fixtures, machinery and equipment and three years for software. Leasehold improvements are amortized over the lease term or the life of the improvements, whichever is shorter.

     Long-Lived Assets:

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through future cash flows. If it is determined that an impairment loss has occurred, the loss is recognized in the income statement.

     Revenues:

     The Companies recognize revenue from product sales at the time of shipment. The majority of Intelliguard's revenue is to a wholly-owned subsidiary of DRG, PDC Solutions, Inc. ("PDC"), a reseller. Customer support service revenue is recognized ratably over the terms of the related customer support agreements. Deferred revenue arises primarily from customer support service revenue billed at customers' request and collected in advance of the performance of the related services.

     Income Taxes:

     The Companies' shareholders elected for Intelliguard, Inc. and Affiliates to be treated as S Corporations in accordance with Subchapter S of the Internal Revenue Code, for federal income tax purposes, whereby profits and losses are passed directly to the shareholders for inclusion in their personal tax returns. Accordingly, no liability for federal income taxes is included in the accompanying combined financial statements. They have also elected Subchapter S status for state income tax purposes.

3.      Concentration of Credit Risk:

     The Company derives 70% of its sales from PDC Solutions, Inc., a wholly-owned subsidiary of Intelliguard's parent, DRG. These sales totaled
$7,130,787 in 1998 and the entire amount remained due to Intelliguard at December 31, 1998. This amount was settled in conjunction with the sale of Intelliguard (see Note 10).


 4.      Property and Equipment:

     Property and equipment consists of the following as of December 31, 1998:

             Machinery and equipment                                               $      2,322,725
             Furniture and fixtures                                                         116,439
             Leasehold improvements                                                         549,347
             Software                                                                        99,676
                                                                                   -----------------

                                                                                          3,088,187
             Less accumulated depreciation                                               (1,674,411)
                                                                                   -----------------

                                                                                   $      1,413,776
                                                                                   =================


 5.      Due to Related Party:

     This balance represents expenses paid by DRG Holdings and PDC Solutions on Intelliguard's behalf in the amount of $11,366,815 and $692,939, respectively. These amounts were settled in conjunction with the sale of Intelliguard (see
Note 10).


 6.      Incentive Unit Plan:

     The Companies have an Incentive Unit Plan ("Plan") for certain key employees. The Plan provides for the award of incentive units based on management's discretion. The units are not exercisable until a liquidity event occurs. Upon such liquidity event, the incentive units will be assigned a value based on the total shares of both the incentive units and the common shares outstanding. The Company has set aside 1,345,586 incentive units. At December 31, 1998, there were 728,658 incentive units outstanding. The employee's incentive units will normally vest over a five year period, with 20% becoming vested for each year of employment following the issue date of the incentive units. However, management reserves the right to increase an employee's vested number of incentive units at its own discretion. Units related to this plan vested on April 1, 1999 in connection with the sale of Intelliguard (see Note
10).

 7.      Commitments and Contingencies:

     Operating Leases:

     During 1997, the Companies entered into a new lease for office and warehouse space in Dublin, California. The rent expense for the year ended December 31, 1998 and 1997 was $499,631 and $77,854, respectively. The lease expires on October 31, 2004. The Companies sublease a portion of this facility to an unrelated party; the lease expires October 27, 2001. The monthly rental income is $12,750; total income for the year ended December 31, 1998 was $153,000.

     The future minimum lease payments required as of December 31, 1998 under operating leases that have initial noncancelable lease terms exceeding one year are as follows:

                                  1999                                              $        516,218
                                  2000                                                       467,124
                                  2001                                                       467,124
                                  2002                                                       467,124
                                  Thereafter                                                 856,394

     Other:

     Various lawsuits, claims and other contingent liabilities arise in the ordinary course of the Companies' business. While the ultimate disposition of these contingencies is not determinable at this time, management believes that any liability resulting therefrom will not materially affect the combined results of operations or financial condition of the Companies.


 8.      Cross Collateralized Debt:

     At December 31, 1998, substantially all of Intelliguard's assets were pledged as collateral for a $3,000,000 line of credit advanced by a bank to DRG Holdings. On April 1, 1999, the outstanding balance on this line of credit in the amount of $2,500,000 was paid and the facility was terminated.


 9.      Savings and Retirement Plan:

     The Companies' Savings and Retirement Plan, a defined contribution 401(k) plan, covers all eligible full time employees of the Companies. The Companies will match 50% of each dollar contributed by the employees up to a total Company contribution of $1,000 per employee per year. The Companies' contributions under the Plan resulted in a charge to earnings of approximately $54,029 for the year ended December 31, 1998.

10.      Subsequent Events:

     On April 1, 1999, Intelliguard was sold to Legato Systems Inc. for stock and cash. In addition, a subsequent separate cash payment was made by Legato to settle all intercompany activity on Intelliguard's balance sheet; as such, the $7,130,787 account receivable due from PDC Solutions and the $11,366,815 due to DRG and the $692,939 due to PDC Solutions were settled in full. In addition, the $4,754,871 was paid in connection with the Incentive Unit Plan.

     In connection with the sale of Intelliguard, a non related entity has notified Intelliguard that it is due $1,000,000 for services rendered. No agreement exists between Intelliguard and the entity and no formal action has been filed. While Intelliguard believes it has good and meritorious defenses, it has accrued an estimated amount for this matter.

Report of Independent Accountants


To the Board of Directors of
     Intelliguard Software, Inc. and Affiliates:

     In our opinion, the accompanying combined balance sheet and the related combined statement of operations, statement of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Intelliguard Software, Inc. and Affiliates at December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These combined financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



/s/PricewaterhouseCoopers, LLP

Philadelphia, PA
April 20, 1999

(b)      Pro Forma Financial Information

    UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     On April 1, 1999, Legato Systems, Inc. ("Legato") completed the acquisition of Intelliguard Software, Inc. and O.R.P., Inc., developers of standards-based storage management solutions for storage area networks. In this document, Legato refers to Intelliguard Software, Inc. and O.R.P., Inc. collectively as "Intelliguard." Legato issued 720,000 shares of our common stock and provided cash consideration of $9,022,000 for all of the outstanding stock and stock rights of Intelliguard. Legato accounted for the transaction as a purchase business combination.

     On April 19, 1999, Legato completed the merger of Qualix Group, Inc., dba FullTime Software, Inc. ("FullTime"), a developer of distributed, enterprise-wide, cross-platform, adaptive computing solutions that enable customers to proactively manage application service level availability into a wholly-owned subsidiary of Legato. Legato issued 1,721,000 shares of its common stock in exchange for all the common stock and options of Qualix Group, Inc. Legato accounted for the transaction as a pooling-of-interests.

     The unaudited pro forma combined condensed balance sheet of Legato gives effect to the transactions as if they had been consummated as of March 31, 1999. The unaudited pro forma combined condensed balance sheet of Legato combines the unaudited historical condensed balance sheets Legato, FullTime and Intelliguard as of March 31, 1999.

     The unaudited combined statements of operations of Legato give effect to the transactions as if they had been consummated at January 1, 1998. The unaudited pro forma combined statement of operations of Legato for the three-months ended March 31, 1999 and the year ended December 31, 1998 combines the unaudited historical statement of operations and the audited historical statement of operations of Legato for the three-months ended March 31, 1999 and the year ended December 31, 1998, respectively, the unaudited historical statement of operations of FullTime for the three-months and twelve months ended December 31, 1998 and the unaudited condensed statement of operations of Intelliguard for the three-months ended March 31, 1999 and the year ended December 31, 1998.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A. The pro forma information should be read in conjunction with the accompanying notes thereto and with the historical financial statements and related notes thereto in Legato's Form 10K/A, filed in March 1999, FullTime's historical audited financial statements and related notes thereto in Legato's Form S-4 filed March 16, 1999 and Intelliguard's 1998 audited combined financial statements and related notes filed herewith.




                                       LEGATO SYSTEMS, INC., FULLTIME SOFTWARE, INC.
                                              AND INTELLIGUARD SOFTWARE, INC.

                                  UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                    March 31, 1999
                                                (amount in thousands)




                                 Legato            FullTime         Intelliguard         Pro Forma         Pro Forma
                                                                                        Adjustments        Combined
                              -----------          ---------        ------------        -----------       -----------
ASSETS
Current assets:
     Cash and cash equivalents $  86,522           $  6,313            $       1         $  (9,022) (1)   $   77,543
                                                                                            (6,271) (9)
     Short-term investments       30,627                 --                   --                              30,627
     Accounts receivable, net     41,140              1,940                9,542            (8,576) (9)       44,046
     Other current assets          5,924                716                  172                               6,812
     Deferred tax asset            5,896                 --                   --             7,097  (3)       12,993
                               ---------           --------            ---------         ----------       ----------
         Total current assets    170,109              8,969                9,715           (16,772)          172,021

Long-term investments             12,391                  --                  --                              12,391
Property and equipment, net       18,128               3,036               1,153                              22,317
Intangible assets, net             1,963                  --                  --            56,228  (2)       58,191
Other assets                       3,252               1,174                  --                               4,426
                               ---------           ---------           ---------         ---------        ----------
     Total assets              $ 205,843           $  13,179           $  10,868         $  39,456        $  269,346
                               =========           =========           =========         =========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued
         liabilities and current
         portion of long-term
         obligations           $  19,934           $   4,974           $  20,308         $    197  (3)    $  34,629
                                                                                            3,890  (5)
                                                                                            4,928  (4)
                                                                                          (14,847) (9)
                                                                                           (4,755) (10)
     Deferred revenues            23,297               2,776               1,723               --            27,796
                               ---------           ---------           ---------         --------         ---------
         Total current liabilities43,231               7,750              22,031          (10,587)           62,425

Deferred tax liability               528                  --                  --               --               528

Stockholders' equity:
     Capital stock                97,266              25,546                 104           42,339  (6)      165,255
     Retained earnings
         (Accumulated deficit)    64,818             (20,117)            (11,267)          11,267  (7)       41,138
                                                                                            6,900  (3)
                                                                                           (4,928) (4)
                                                                                           (5,535) (7)
                               ---------           ---------           ---------         ---------        ---------
         Total stockholders'
                    equity       162,084               5,429             (11,163)           50,043          206,393
                               ---------           ---------           ---------         ---------        ---------
     Total liabilities and stockholders'
         equity                $ 205,843           $  13,179           $  10,868         $  39,456        $ 269,346
                               =========           =========           =========         =========        =========

     See notes to unaudited pro forma combined condensed financial statements.


                                          LEGATO SYSTEMS, INC., FULLTIME SOFTWARE, INC.
                                                AND INTELLIGUARD SOFTWARE, INC.

                                UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                               THREE-MONTHS ENDED MARCH 31, 1999






                                                                                          Pro Forma         Pro Forma
                                  Legato            FullTime         Intelliguard         Adjustments       Combined
                                 ---------          ---------        ------------         -----------      ----------

Revenue:
     Product                    $  35,453           $   2,632          $   1,359         $     --       $    39,444
     Service and support           12,827               1,440                835               --            15,102
                                ---------           ---------          ---------         --------       -----------
         Total revenue             48,280               4,072              2,194               --            54,546

Cost of revenue:
     Product                        1,049                 500                 35               --             1,584
     Service and support            4,559                 609                188               --             5,356
                                ---------           ---------          ---------         --------       -----------
         Total cost of revenue      5,608               1,109                223               --             6,940
                                ---------           ---------          ---------         --------       -----------
Gross profit                       42,672               2,963              1,971               --            47,606

Operating expenses:
     Research and development       6,518               1,142                844               --             8,504
     Sales and marketing           17,434               3,767              2,293               --            23,494
     General and administrative     3,429               1,426              5,199           (4,755) (10)       5,299
     Amortization of intangibles      279                  --                 --            2,481  (8)        2,760
                                ---------           ---------          ---------         --------       -----------
         Total operating expenses  27,660               6,335              8,336           (2,274)           40,057
                                ---------           ---------          ---------         --------       -----------

Income (loss) from operations      15,012              (3,372)            (6,365)           2,274             7,549
Other income, net                   1,322                  77                (29)               --            1,370
                                ---------           ---------          ---------         --------       -----------
Income before provision
     for income taxes              16,334              (3,295)            (6,394)           2,274             8,919
Provision for income taxes          6,206                  18                 --           (2,966)  (3)       3,258
                                ---------           ---------          ---------         --------       -----------
Net income                      $  10,128           $  (3,313)         $  (6,394)         $ 5,240        $    5,661
                                =========           =========          =========         ========       ===========

Net income per share - basic    $    0.27           $   (0.31)                                           $     0.14
                                =========           =========                                           ===========

Net income per share - diluted  $    0.25           $   (0.31)                                           $     0.13
                                =========           =========                                           ===========

Shares used in per share
     calculations - basic          37,907              10,837                              (8,587)           40,157
                                ---------           ---------                            --------       ===========

Shares used in per share
     calculations - diluted        40,882              10,837                              (8,488)           43,231
                                ---------           ---------                            --------       ===========


     See notes to unaudited proforma combined condensed financial statements.


                                             LEGATO SYSTEMS, INC., FULLTIME SOFTWARE, INC.
                                                    AND INTELLIGUARD SOFTWARE, INC.

                                    UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                                     YEAR ENDED DECEMBER 31, 1998
                                            (amount in thousands, except per share amounts)





                                                                                        Pro Forma       Pro Forma
                                 Legato            FullTime         Intelliguard        Adjustments     Combined
                              -----------        ------------       ------------        -----------    ------------

Revenue:
     Product                    $ 110,477           $  18,656          $   6,947         $     --       $   136,080
     Service and support           32,701               6,073              3,306               --            42,080
                                ---------           ---------          ---------         --------       -----------
         Total revenue            143,178              24,729             10,253               --           178,160

Cost of revenue:
     Product                        4,299               5,397                301               --             9,997
     Service and support           12,901               2,196                905               --            16,002
                                ---------           ---------          ---------         --------       -----------
         Total cost of revenue     17,200               7,593              1,206               --            25,999
                                ---------           ---------          ---------         --------       -----------
Gross profit                      125,978              17,136              9,047               --           152,161

Operating expenses:
     Research and development      21,784               3,861              3,509               --            29,154
     Sales and marketing           51,664              20,353              8,605               --            80,622
     General and administrative    10,771               5,103              1,735               --            17,609
     Amortization of intangibles    1,118                  --                --             9,925  (8)       11,043
     Merger expenses                  645                  --                --                --               645
                                ---------           ---------          ---------         --------       -----------
         Total operating expenses  85,982              29,317            13,849             9,925           139,073
                                ---------           ---------          ---------         --------       -----------

Income (loss) from operations      39,996             (12,181)           (4,802)           (9,925)           13,088
Other income, net                   4,221                 578               (163)              --             4,636
                                ---------           ---------          ---------         --------       -----------
Income before provision
     for income taxes              44,217             (11,603)            (4,965)          (9,925)           17,724
Provision for income taxes         16,509                  40                 --          (10,597) (3)        5,952
                                ---------           ---------          ---------         --------       -----------

Net income                      $  27,708           $ (11,643)         $  (4,965)        $    672       $    11,772
                                =========           =========          =========         ========       ===========

Net income per share - basic    $    0.75           $   (1.11)                                          $      0.30
                                =========           =========                                           ===========

Net income per share - diluted  $    0.69           $   (1.11)                                          $      0.28
                                =========           =========                                           ===========

Shares used in per share
     calculations - basic          36,894              10,531                              (8,324)           39,101
                                ---------          ----------                             --------       ===========

Shares used in per share
     calculations - diluted        40,005              10,531                              (8,279)           42,257
                               ----------          ----------                            ---------       ===========



     See notes to unaudited proforma combined condensed financial statements.

                  LEGATO SYSTEMS, INC., FULLTIME SOFTWARE, INC.
                         AND INTELLIGUARD SOFTWARE, INC.

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS


1.       BASIS OF PRO FORMA PRESENTATION

     The unaudited pro forma combined condensed financial statements of Legato combine the financial position of Legato, FullTime and Intelliguard at March 31, 1999 and December 31, 1998 and the results of operations of Legato, Intelliguard and FullTime for the three-months ended March 31, 1999 and the year ended December 31, 1998.

     The unaudited pro forma combined condensed financial statements of Legato have been prepared on the basis of assumptions relating to the allocation of the amount of consideration paid, to the assets and liabilities of Intelliguard based on preliminary estimates. The actual allocation of the amount of such consideration may differ from that reflected in these unaudited pro forma combined condensed financial statements after valuations and other procedures have been completed. Since Legato's merger with FullTime is accounted for as a pooling-of-interests, such allocations of the amount of consideration paid are not necessary. Below is a table of the estimated acquisition cost, estimated purchase price allocation and estimated amortization of intangible assets as of March 31, 1999 and January 1, 1998:


March 31, 1999:
------------------
Estimated acquisition price:
Value of securities issued                 $   42,443
Cash consideration paid                         9,022
Acquisition costs                               3,890
                                           ----------
    Total acquisition costs                $   55,355
                                           ==========
Estimated purchase price allocation:
Tangible net assets acquired                  (11,163)
Liability for Intelliguard incentive
    Unit Plan not assumed                       4,755
Intangible assets                              56,228
In-process research and development             5,535
                                           ----------
                      Total                $   55,355
                                           ==========

January 1, 1998:
------------------
Estimated acquisition price:
Value of securities issued                 $   42,443
Cash consideration paid                         9,022
Acquisition costs                               3,890
                                           ----------
    Total acquisition costs                $   55,355
                                           ==========
Estimated purchase price allocation:
Tangible net assets acquired                      197
Intangible assets                              49,623
In-process research and development             5,535
                                           ----------
                      Total                $   55,355
                                           ==========
Estimated annual amortization
(based on amortizaton period of five years)

Annual                                     $   9,925
                                           =========

     The tangible net assets acquired by Intelliguard includes cash, accounts receivable, other current assets and property and equipment. Liabilities assumed include accounts payable and other accrued liabilities.

     The amount allocated to the in-process research and development represents the purchased in-process technology for projects that had not yet reached
technological   feasibility  and  have  no  alternative  future  use.  Based  on preliminary assessments, the value of these projects was determined by estimating the costs to develop the purchased in-process technology into commercially viable products; estimating the resulting net cash flows from the sale of the products resulting from the completion of the projects reduced by the portion of the revenue attributable to core technology; and discounting the net cash flows back to their present value.

     The nature of the efforts to develop the purchased in-process research and development into commercially viable products principally relates to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specification including function, features and technical performance requirements. The resulting net cash flows from such products are based on estimates of revenue, cost of sales, research and development costs, sales and marketing costs, and income taxes from such projects. The present value of the net cash flows was multiplied by the percentage of in-process research and development projects that were complete at the date of acquisition.

     The amount allocated to those projects identified as in-process research and development of Intelliguard will be charged to the income statement in the period the valuation analysis is completed shortly after the consummation of the acquisition. Such charges related to in-process research and development have not been included in the Legato unaudited pro forma combined condensed statement of operations since they are non-recurring in nature. However, the charges have been reflected in the Legato unaudited pro forma combined condensed balance sheet.

2.       UNAUDITED PRO FORMA COMBINED NET INCOME PER SHARE

     The unaudited pro forma combined net income per share is based on the weighted average number of common and common equivalent shares of Legato and FullTime and 720,000 shares issued to Intelliguard shareholders for the three-month period ended March 31, 1999 and the year ended December 31, 1998. FullTime's weighted average common equivalent shares are based upon the share exchange ratio of 0.1411 shares of Legato common stock. The exchange ratio of
0.1411 shares is calculated based on the number of shares of FullTime common stock and options to purchase FullTime common stock outstanding as of April 19, 1999, the date of consummation of the merger with FullTime (See Note 3).


     The pro forma combined basic and diluted net income per share information was determined as follows for the three-months ended March 31, 1999 (in thousands):

                                                                                  Basic          Diluted
                                                                                 ------          -------
         Legato shares used for net income per share calculation                  37,907           40,882


         FullTime shares used for net income per share calculation,               10,837           11,543
             (assumes diluted net income per share calculation is
             required on a combined basis)
         Share exchange ratio                                                     0.1411           0.1411
         Legato equivalent shares                                                 ------           ------
                                                                                   1,530            1,629

         Legato shares issued for the acquisition of Intelliguard                    720              720
                                                                                  ------           ------
                  Pro forma combined Legato shares used for net income
                     per share calculation                                        40,157           43,231
                                                                                 =======          =======



     The pro forma combined basic and diluted net income per share information was determined as follows for the year ended December 31, 1998 (in thousands):

                                                                                  Basic          Diluted
                                                                                 ------          -------
         Legato shares used for net income per share calculation                  36,894           40,005


         FullTime shares used for net income per share calculation,               10,531           10,853
             (assumes diluted net income per share calculation is
             required on a combined basis)
         Share exchange ratio                                                     0.1411           0.1411
         Legato equivalent shares                                                 ------           ------
                                                                                   1,487            1,532

         Legato shares issued for the acquisition of Intelliguard                    720              720
                                                                                  ------           ------
                  Pro forma combined Legato shares used for net income
                     per share calculation                                        39,101           42,257
                                                                                 =======          =======

3.       PRO FORMA UNAUDITED COMBINED SHARES OUTSTANDING

     These unaudited pro forma combined condensed financial statements reflect the issuance of 1,721,000 shares of Legato common stock in exchange for an aggregate of 12,193,000 shares of FullTime common stock, based on the outstanding FullTime common stock and potential common shares as of April 19, 1999, the consummation date of the acquisition. These unaudited pro forma combined condensed financial statements also reflect the issuance of 720,000 shares of Legato common stock in exchange for the net assets of Intelliguard as of March 31, 1999.

     The following table details the pro form share issuance in connection with the merger and acquisition as of March 31, 1999:


     FullTime common stock outstanding and potential common shares as of April 19, 1999               12,193,000
     Exchange ratio                                                                                       0.1411
                                                                                                      ----------
     Number of shares of Legato common stock exchanged for Fulltime common stock                       1,721,000
     Number of shares of Legato common stock issued for Intelliguard net assets                          720,000
     Total number of shares of Legato common stock as of March 31, 1999                               38,088,073
                                                                                                      ----------
     Number of Legato common shares outstanding after the completion of the merger and acquisition    40,529,073
                                                                                                      ==========

4.      PRO FORMA ADJUSTMENTS

     The unaudited pro forma combined condensed financial statements of Legato give effect to the following pro forma adjustments:

(1)  To reflect the cash consideration paid for the acquisition of Intelliguard.

(2) To reflect the intangible assets resulting from the allocation of the total amount of the consideration paid for the Intelliguard acquisition.

(3) FullTime previously provided a valuation allowance for its net deferred tax assets related primarily to loss carryforwards generated in periods since its inception until 1995 and its fiscal year ended June 30, 1999. Legato has determined that estimated combined taxable income is sufficient to conclude that such net deferred tax assets would be realized. Accordingly, a pro forma adjustment has been made to eliminate the valuation allowance of FullTime as of an earlier period not included in the pro forma combined condensed statement of operations.

     In   addition,  pro  forma  adjustments  have been  made to  eliminate  the benefit of recognition of the net operating loss carryforward of FullTime, account for the operating loss of Intelliguard and the tax benefit received from the amortization of intangible assets from the acquisition of Intelliguard, in the pro forma combined condensed statement of operations by decreasing income tax expense by $3.0 million and $10.6 million at a statutory tax rate of 40% for the three-months ended March 31 ,1999 and the year ended December 31, 1998, respectively.

(4) To reflect the accrual of costs arising from the merger with FullTime, estimated at approximately $4.9 million consisting of:

     -$2.1million  of  direct   transaction  costs,   consisting   primarily  of
          investment banking, legal, accounting and filing fees;

     -$1.9million for operating lease commitments and leasehold improvement write-offs on sales and administrative facilities of FullTime that were duplicative and were vacated;

     -$0.7million for liabilities related to involuntary termination benefits to be paid to Legato and FullTime employees;

     -$0.2million  for   liabilities   related  to  buyout  of  other   FullTime
          non-cancellable commitments.

     The charges related to the merger with FullTime have not been included in the Legato unaudited pro forma combined condensed statement of operations since it is non-recurring in nature. However, the charges have been reflected in the Legato unaudited pro forma combined condensed balance sheet.

(5) To reflect the accrual of direct costs arising from the acquisition of Intelliguard, estimated at approximately $3.9 million consisting primarily of investment banking, legal, accounting and filing fees.

(6) To reflect the elimination of Intelliguard additional paid in capital of $0.1 million and the issuance of $42.4 million in connection with Legato's acquisition of Intelliguard.

(7) To reflect the elimination of Intelliguard's accumulated deficit of $11.3 million and estimated write-off of in-process research and development of $5.5 million for the three-months ended March 31, 1999.

     The  charges related to in-process  research and development  have not been
     included  in  the  Legato  unaudited  pro  forma  combined   condensed
     statement of operations since it is non-recurring in nature. However, the charges have been reflected in the Legato unaudited pro forma combined condensed balance sheet.

(8) To reflect the amortization of intangibles related to the acquisition of Intelliguard.


(9) To reflect Legato's payment of $6.3 million for Intelliguard's net intercompany payable to an affiliate of Intelliguard in connection with the acquisition and eliminate the related intercompany receivable and payable.

(10) To reflect the reversal of an accrual of $4.8 million recorded by Intelliguard for its Incentive Unit Plan which became vested and payable upon a change in control of Intelliguard ownership. On a consolidated pro forma basis, such an accrual is not required as Legato did not assume the liability.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                     LEGATO SYSTEMS, INC.



Date:  May 28, 1999           By:      /s/ Stephen C. Wise

                                       Name:  Stephen C. Wise

                                       Title:   Senior Vice President,
                                                Finance and Administration
                                                and Chief Financial Officer

                                  EXHIBIT INDEX


Exhibit
Number       Description

23.1              Consent of PricewaterhouseCoopers LLP.
99.1^             Press release, dated January 28, 1999.
99.2^             Press release, dated April 1, 1999.

^Previously filed.

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Registration numbers 333-64693, 333-75581) and Forms S-8 (Registration numbers 333-28405, 333-02378, 333-94306, 333-67031, 333-76923)
of Legato Systems, Inc. of our report dated April 20, 1999 related to the financial statements of Intelliguard Software, Inc. and Affiliates, which appears in the Current Report on Form 8-K/A of Legato Systems, Inc. dated May 28, 1999.




/s/PricewaterhouseCoopers, LLP
Philadelphia, PA
May 28, 1999